Stan Jeong-Ha Lee, CPA
2160 North Central Rd Suite 203 Fort Lee  NJ 07024
P.O. Box 436402  San Diego   CA   92143-9402
619-623-7799   Fax 619-564-3408   stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 27, 2012, on the audited financial statements of Mondial Ventures, Inc. as of December 31, 2011  and for the year  then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________
Stan Jeong Ha Lee, CPA
April 26, 2013
Fort Lee, NJ 07024